PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-208700

590,506 Shares of Common Stock

This prospectus relates to the potential resale from time to time by the selling shareholders of 590,506 shares of common stock of SmartFinancial, Inc. The selling shareholders are identified below under the heading “Selling Shareholders.”

The selling shareholders may offer the shares directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise at negotiated prices. If the shares are sold through underwriters, broker-dealers, or agents, the selling shareholders (or the purchasers of the shares as negotiated with the selling shareholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the shares does not necessarily mean that any of the shares will be sold by the selling shareholders. The timing and amount of any sale is within the respective selling shareholders’ sole discretion, subject to certain restrictions. We will not receive any of the proceeds from the sales of shares by the selling shareholders.

Shares of our common stock began trading on the Nasdaq Capital Market on December 21, 2015 under the symbol “SMBK”. The closing sale price of our common stock on January 12, 2016 was $15.50 per share.

As of December 15, 2015, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $73,806,571 based on 5,806,477 shares of outstanding stock, of which 4,839,762 are held by non-affiliates, and a per share price of $15.25, which was the closing sale price of our common stock on December 15, 2015. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus. As of December 15, 2015, one-third of our public float is equal to approximately $24.6 million.

As previously reported, on August 31, 2015, we effected a 4-to-1 reverse stock split of our common stock. Except as otherwise indicated, all of the share and per share information referenced in this prospectus has been adjusted to reflect the reverse stock split of our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the “Risk Factors” section of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference.”

This prospectus is dated January 13, 2016

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ABOUT THIS PROSPECTUS

This prospectus is a part of a resale registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders may sell, from time to time, an aggregate of up to 590,506 shares of SmartFinancial’s common stock, in any manner described in this prospectus in one or more offerings. We may also add, update or change in a prospectus supplement any information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement, and all documents incorporated by reference herein, together with the additional information described below under the heading “Where You Can Find More Information; Incorporation of Certain Information By Reference” before you make any investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. SmartFinancial’s business, financial condition, results of operations and prospects may have changed since such dates.

In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to SmartFinancial (“SmartFinancial” or the “Company”) and its subsidiaries, including SmartBank and Cornerstone Community Bank (collectively, the “Banks”).

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and which statements are inherently subject to risks and uncertainties. These statements are based on many assumptions and estimates and are not guarantees of future performance. Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other statements concerning opinions or judgments of SmartFinancial, the Banks, and our management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Banks’ customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.

Potential risks and uncertainties that could cause our actual results to differ materially from those anticipated in any forward-looking statements include, but are not limited to, the following:

•	our efforts to integrate the SmartBank and Cornerstone Community Bank, and any future acquisition targets, may be unsuccessful, or may be more difficult, time-consuming or costly than expected;

•	the success, impact, and timing of the implementation of our business strategies, including the successful integration of the recently completed merger;

•	our expected revenue synergies and cost savings from the merger may not be fully realized, or realized within our expected timeframe;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and the monetary policies of the Federal Reserve, which may adversely impact interest margins and interest rate sensitivity;

•	changes in loan default and charge-off rates;

•	changes in demand for loan products or other financial services;

•	reductions in deposit levels necessitating increased borrowings to fund loans and investments;

•	increases in competitive pressure in the banking and financial services industries;

•	changes in political conditions or the legislative or regulatory environment, including governmental initiatives affecting the financial services industry;

•	changes in economic conditions resulting in, among other things, a deterioration in credit quality;

•	changes in access to funding or increased regulatory requirements with regard to funding;

•	increased cybersecurity risk, including potential business disruptions or financial losses;

•	changes in technology;

•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•	examinations by our bank regulators may result in a required increase our allowance for loan losses or write-down assets, among other things;

•	changes in monetary and tax policies;

•	the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;

•	changes in accounting policies and practices; and

•	other risk factors relating to the banking industry as detailed from time to time in our reports filed with the SEC.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements may be described in any prospectus supplement and in the “Risk Factors” and other sections of the documents that we incorporate by reference into this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those anticipated.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 30, 2015;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, filed with the SEC on May 15, 2015, August 14, 2015, and November 16, 2015, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on June 23, 2015, July 31, 2015, August 20, 2015, August 24, 2015, September 2, 2015, October 26, 2015, and December 09, 2015, and our Current Report on Form 8-K/A filed with the SEC on November 16, 2015.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request.  Written requests for copies should be directed to Attn:  William (Billy) Y. Carroll, Jr., SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.  Telephone requests for copies should be directed to Mr. Carroll at (865) 437-5700.

We maintain a website at www.smartbank.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase shares of our common stock. You should carefully read this entire prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in our common stock. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein to determine whether an investment in our common stock is appropriate for you.

SmartFinancial, Inc.

SmartFinancial, Inc. wholly owns two bank subsidiaries: SmartBank and Cornerstone Community Bank. SmartBank organized in 2006 and opened its first corporate office in Pigeon Forge, Tennessee in January 2007. SmartBank is a full-service bank serving clients in seven branch locations across East Tennessee and the Florida Panhandle. Cornerstone Community Bank was founded in 1996 and opened its first corporate office in Hixson, Tennessee in February 1996. Cornerstone has five branch locations serving clients throughout the Chattanooga area. In 2016 and subject to regulatory approval, SmartBank and Cornerstone Community Bank will merge, with SmartBank surviving the merger.

Our principal executive offices are located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919 and our phone number is (865) 437-5700. We maintain a website at www.smartbank.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

Recent Developments

Effective August 31, 2015, SmartFinancial completed its previously announced merger with legacy SmartFinancial, Inc., a Tennessee corporation (“Legacy SmartFinancial”), pursuant to an Agreement and Plan of Merger, dated as of December 5, 2014, by and among the Company, Legacy SmartFinancial, SmartBank, and Cornerstone Community Bank. At the effective time, Legacy SmartFinancial merged with and into the Company, with the Company as the surviving corporation and changing its name from “Cornerstone Bancshares, Inc.” to “SmartFinancial, Inc.” and relocating its corporate headquarters to Knoxville, Tennessee.

On August 31, 2015, prior to the merger, SmartFinancial filed an amendment to its charter which effectuated a four-to-one reverse split of its common stock (“4-to-1 Reverse Split”). As a result, every four outstanding shares of the Company’s common stock combined automatically into one share of common stock. Each shareholder’s percentage ownership in the Company and proportional voting power was unchanged by the reverse stock split, except for minor changes and adjustments resulting from the treatment of fractional shares. The Company effectuated the reverse stock split in order to bring its common stock price in line with the listing requirements of the Nasdaq Capital Market.

Private Offering of Our Common Stock

In connection with the merger, the Company conducted a private offering of its common stock of approximately $15,000,000. The offering closed in multiple tranches. In connection with the first tranche, which closed on August 28, 2015, prior to the 4-to-1 Reverse Split, the Company issued 2,978,810 shares at $3.75 per share (subsequent to the 4-to-1 Reverse Split, such shares were adjusted to 744,705 shares). Following the 4-to-1 Reverse Split, between September 30, 2015 and October 31, 2015, the Company closed additional tranches of the offering, whereby the Company issued 255,298 shares at $15.00 per share.

The selling shareholders who purchased shares of our common stock in the private offering are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”).

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RISK FACTORS

Before making an investment decision, you should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2014, and the risk factors described under the caption “Risk Factors” in our registration statement on Form S-4 (File No.: 333-203449), as initially filed with the Securities and Exchange Commission on April 16, 2015, as amended, and in the prospectus included in the registration statement filed separately by the company on May 12, 2015, and any risk factors set forth in the Company’s other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Based on the information currently known to the Company, it believes that the information incorporated by reference in this prospectus identifies the most significant risk factors affecting the Company. Each of risks described in these documents could materially and adversely affect its business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to the Company or that the Company currently believes to be less significant than the risk factors incorporated by reference herein may also adversely affect its business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the shares.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 590,506 shares of common stock. The following table sets forth to our knowledge, certain information about the selling shareholders as of December 1, 2015, based on information furnished to us by the selling shareholders. Each selling shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years.

All of the shares of common stock being offered under this prospectus were acquired by the selling shareholders in a private offering transaction, as described above under the heading, “Prospectus Summary – Private Offering of Our Common Stock.”

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the shares covered by this prospectus will be held by the selling shareholders.  We do not know when or in what amounts the selling shareholders may offer the shares for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because currently no sale of any of the shares is subject to any agreements, arrangements or understandings, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 5,806,477 shares of common stock outstanding as of December 15, 2015. Since the date each of the selling shareholders provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below.

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Each selling shareholder has informed us that such selling shareholder is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock being offered under this prospectus.

The following table provides information regarding the beneficial ownership of our common stock held by the selling shareholders as of November 1, 2015 and the shares included in the offering.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Selling Shareholder	Number(1)	Percent(9)	Number of Shares Offered	Number(2)	Percent(9)
TFO Financial Institutional Fund(3)	235,732	4.06%	215,000	20,732	*

Banc Fund IX LP(4)	86,000	1.48%	86,000	0	*

Banc Fund VII LP(4)	103,101	1.78%	43,000	60,101	1.04%

Banc Fund VIII LP(4)	86,000	1.48%	86,000	0	--

JCSD Partners LP(5)	87,500	1.51%	87,500	0	--

Palogic Value Fund(6)	124,524	2.15%	33,750	90,774	1.56%

Keith Honnold	7,578	*	3,750	3,828	*

Frank Brian Demaria	1,667	*	1,667	0	--

Wells Fargo Cust. Nathaniel F. Hughes IRA(7)	75,787	1.31%	12,172	63,615	1.10%

Binker of Fifth Ave LLC	15,000	*	15,000	0	--

Fletcher Bright Irrevocable Trust(8)	8,467	*	6,667	1,800	*

* Less than 1%

(1) A person or entity is deemed to own shares beneficially if that person or entity has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options or warrants that are exercisable or will become exercisable within the succeeding 60 days are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person or entity holding such options or warrants, but not for computing the percentage ownership of any other shareholder. On the other hand, under SEC rules, shares which are subject to options or warrants that will become exercisable only on the occurrence of an event, other than the passage of time, or more than 60 days into the future are not deemed outstanding or beneficially owned. Except as otherwise indicated below, the persons or entities listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. (numbers have been adjusted pursuant to the 4-to-1 reverse stock split effected after the offering and before this registration statement).

(2) Assumes all shares offered hereby are sold by the Selling Shareholders.

(3) TFO Financial Institutions Restructuring Fund III, LLC is directly or indirectly controlled by TFO Financial Institutions Restructuring Fund III SPC, a Cayman Island segregated portfolio company. Abdulmohsin Al Omran, Adel Al Mangour, Arup Asadullah and Jon Hedley as Directors; Dragomir Kolev, as the portfolio manager of TFO Financial Institutions Restructuring Fund III SPC, which is the managing member of TFO Financial Insittutions Restructuring Fund LLC, have the voting and investment power over all shares beneficially owned by TFO Financial Institution Fund.

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(4) Banc Fund IX L.P., Banc Fund VII L.P., and Banc Fund VIII L.P. (the “BF Partnerships”) are directly or indirectly controlled by The Banc Funds Company, L.L.C. Charles J. Moore, Member of The Banc Funds Company, L.L.C., has voting and investment power over all shares beneficially owned by the BF Partnerships.

(5) JCSD Partners LP is directly or indirectly controlled by JCSD Capital, LLC. Steven J. Didion has voting and investment power over all shares beneficially owned by JCSD Partners, LP.

(6) Palogic Value Fund, LP is directly or indirectly controlled by Palogic Value Management, LP. Ryan L. Vardeman, as the sole member of Palogic Capital Management, LLC, the general partner of Palogic Value Management, LP, has voting and investment power over all shares beneficially owned by Palogic Value Fund, LP

(7) Nathaniel F. (“Frank”) Hughes is an Executive Vice President of the Company.

(8) Fletcher Bright Irrevocable Trust is directly or indirectly controlled by The Patten Group, a registered investment advisory firm. Z. Carter Patten III is CEO of the Patten Group and Trustee of the Fletcher Bright Irrevocable Trust holding all voting and investment power over the shares beneficially owned by the Trust.

(9) Based on 5,806,477 shares of common stock outstanding as of December 15, 2015.

The selling shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of our common stock shown in the table above under the heading “Number of Shares Being Registered” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling shareholders are not obligated to sell any of the shares of our common stock offered by this prospectus.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling shareholders to permit the resale of these shares by the holders of the shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions.  The selling shareholders may use any one or more of the following methods when selling shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders, or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.  Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and, if such short sale shall take place after the date that the registration statement, of which this prospectus forms a part, is declared effective by the SEC, the selling shareholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on the registration statement, of which this prospectus forms a part, to cover short sales of our shares of common stock made prior to the date the registration statement has been declared effective by the SEC.

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The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed, to any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

Each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.  Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with..

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

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LEGAL MATTERS

The validity of the securities offered hereby and certain legal matters in connection this registration statement are being passed upon by the law firm Butler Snow LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2014 and 2013 have been included in this prospectus in reliance upon the report of Mauldin & Jenkins, LLC, an independent registered public accounting firm, appearing in the documents incorporated by reference herein, given upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriters, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.smartbank.com under the “Investor Relations” tab. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

This prospectus is dated January 13, 2016

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